Apollo Group, Inc.
News Release

APOLLO GROUP, INC. SIGNS EMPLOYMENT AGREEMENT WITH ITS CHIEF FINANCIAL OFFICER, JOSEPH L.
D’AMICO

PHOENIX, Ariz. — June 19, 2007 — Apollo Group, Inc. (Nasdaq: APOL) today announced that it has executed an employment agreement with Joseph L. D’Amico, effective as of June 15, 2007, under which he will continue to serve as the Company’s Chief Financial Officer. Mr. D’Amico was appointed as CFO on December 8, 2006 and has been serving in such capacity as a consultant. He will report to Brian Mueller, president of Apollo Group.

“We could not be more pleased that Joe has agreed to continue with the Company as its Chief Financial Officer in a full time employment capacity,” said Mr. Mueller. “His financial expertise has proven invaluable over the past several months and we look forward to his continued contributions to our executive team.”

Mr. D’Amico recently directed the Company’s restatement process and assisted its executive and board leadership in strengthening the Company’s governance practices and financial reporting.

Mr. D’Amico, age 57, leaves FTI Palladium Partners, an interim management company and a division of FTI Consulting, Inc. Prior to joining FTI in August 2002, he was a partner with PricewaterhouseCoopers for 21 years, where he served in leadership roles in the firm’s Financial Advisory Services Group and as an audit partner earlier in his career. Mr. D’Amico is a certified public accountant and received an M.B.A. from the University of Chicago and a B.S. in accountancy from the University of Illinois at Urbana-Champaign.

Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools. Apollo Group offers innovative and distinctive educational programs and services from high school through college level at 263 locations in 39 states, Puerto Rico, Alberta, British Columbia, the Netherlands, and Mexico, as well as online, throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call

(800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contact: Allyson Pooley ~ ICR ~ 310-954-1100 ~ apooley@icrinc.com
Company Contact: Janess Pasinski ~ Apollo Group, Inc. ~ 480-557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact: Ayla Dickey ~ Apollo Group, Inc. ~ 480-557-2952 ~ ayla.dickey@apollogrp.edu